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                                                                   EXHIBIT 10.14


                           SALE AND PURCHASE AGREEMENT

         THIS AGREEMENT is made the 31st day of May, 1995.

BETWEEN:

1. UNION TEXAS PETROLEUM LIMITED, a company incorporated in England whose registered number is 708552 and whose registered office is 5th Floor, Bowater House, 68-114 Knightsbridge, London SW1X 7LR ("Buyer");

2. ORYX U.K. ENERGY COMPANY, a corporation organized and existing under the laws of the State of Delaware whose principal place of business is Charter Place, Vine Street, Uxbridge, Middlesex, England UB8 1EZ, ("Seller").

WHEREAS:

The Seller wishes to sell and Buyer wishes to purchase Seller's undivided interest under U.K. Continental Shelf Licence P213 encompassing Area A of Block 16/26 (containing Alba Field) and Area C of Block 16/26, all under the terms of this Agreement.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.       DEFINITIONS

         1.1 In this Agreement, including its recitals and schedules, the following expressions shall, except where expressly stated otherwise, have the following respective meanings:

                 "ACCRUALS BASIS" means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the rights to the benefits arise regardless of when invoiced, paid or received;

                 "AFFILIATE" means in relation to any Party, any company or other entity which controls or is controlled by that Party or is controlled by a company or other entity which controls that Party. "Control" means the right to exercise, directly or indirectly, more than 50% of the voting rights of a company or other entity;

                 "ASSET" means Seller's undivided interest in and under the Licence and the Seller's 15.5% interest in and under the Joint Operating Agreement and, in particular, the Seller's 15.5% interest in Block 16/26 Area A and Block

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         16/26 Area C, (including, without limitation, all equipment, materials,
         Production Facilities and associated records and data and the burden of all corresponding obligations and liabilities), attaching to such interests, including the corresponding rights and interests in and under the Asset Documents;

                 "ASSET DOCUMENTS" means all the agreements relating to the Asset as listed in Schedule 1;

                 "BLOCK 16/26 AREA A" means that area defined in the Joint Operating Agreement as Area A of Block 16/26 (including, without limitation, the Alba Field, as defined in the Joint Operating Agreement and as may be defined by the Secretary of State from time to time);

                 "BLOCK 16/26 AREA C" means that area defined in the Joint Operating Agreement as Area C of Block 16/26;

                 "BUSINESS DAY" means a day other than Saturday or Sunday on which banks are or, as the context may require, were generally open for business in the City of London and New York City;

                 "COMPLETION" means the completion of the sale and purchase of the Asset as provided for in Clause 6;

                 "COMPLETION DATE" means the date on which Completion actually occurs;

                 "CO-VENTURERS" means the persons (and their respective successors and assigns) other than Seller having undivided interests in the Licence and in all agreements, instruments and documents related to the Licence, including for the avoidance of doubt the Joint Operating Agreement;

                 "DATA" means all accounts, books and data relating to the Asset including, without prejudice to the generality of the foregoing, contracts, correspondence, information, data and reports (including petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, samples, well-logs and analyses in whatever form the same are maintained) together with (i) traded data other than the Traded Data; and (ii) so far as practical, meaningful extracts relating to the Asset of the accounts, books and data in the possession of the Seller, which relate partly to the Asset, but excluding information and data consisting of analysis prepared by

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                 Seller for its own internal corporate decision making and/or review process;

                 "DATA ROOM DOCUMENTS" means the documents relating to the Asset and made available for the Buyer's inspection in the data rooms located at Seller's offices together with such other documents as Seller may have provided to the Buyer prior to the date hereof, all as set out in Schedule 6 hereto;

                 "EFFECTIVE DATE" means 00:01 hours GMT on 1st July, 1995;

                 "ENCUMBRANCE" means any mortgage, charge (whether fixed or floating), pledge, lien, equity or encumbrance;

                 "FURTHER DOCUMENTS" means the Working Interest Assignment and the other documents listed on Schedule 7 in a form reasonably satisfactory to Buyer and in accordance with this Agreement, to be executed in accordance with Clause 6.1.3 and 6.1.4, subject to such amendments required by the Secretary of State and in respect of documents set out in part 2 of Schedule 7 any reasonable amendments required by the Co-Venturers, together with such other documents as are required to effect Completion;

                 "DTI" means the Department of Trade and Industry;

                 "INTERIM PERIOD" means the period of time commencing on the Effective Date and extending up to and including the Completion Date;

                 "JOINT OPERATING AGREEMENT" means the Joint Operating Agreement dated 10 October 1990 as amended and restated;

                 "LIBOR" for any period means the rate per annum quoted by National Westminster Bank plc, 53 Threadneedle Street, London EL2P 2JN for one (1) month deposits and in amounts of at least U.S. one (1) million dollars ($1,000,000) to leading banks in the London Interbank market at or about 11:00 a.m. (GMT) on Monday of each succeeding one (1) week term for the relevant period;

                 "LICENCE" means the United Kingdom Petroleum Production Licence
                 P. 213 granted under the provisions of the Petroleum (Production) Act 1934, as applied by the Continental Shelf Act 1964 and any extensions, amendments, variations or renewals of, or substitutions in respect of the whole or any part of, such licence in effect at the date hereof or hereafter;

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                 "OPERATOR" shall mean the Operator, as such term is defined in the Joint Operating Agreement;

                 "PARTY" means any party to this Agreement;

                 "PETROLEUM" has the meaning assigned to it under the Licence;

                 "PRODUCTION FACILITIES" means the Alba Field platform and floating storage unit as described on schedule 5, and any other associated facilities, assets and systems related thereto;

                 "REFERENCE INTEREST RATE" means LIBOR for the period in question for the sum due but unpaid on such date for the period in question plus one (1) percentage point;

                 "SECRETARY OF STATE" means Her Majesty's Secretary of State for Trade and Industry;

                 "SUBSIDIARY" has the meaning assigned to it by Section 736 of the Companies Act 1985;

                 "TRADED DATA" means, with respect to the Asset, data which relates to an area unrelated thereto and which has been acquired by trade, purchase or otherwise by or on behalf of the Seller as a party to the Joint Operating Agreement from a third party or parties where such data cannot be provided to the Buyer because such transfer is prohibited by the Agreement under which it was acquired;

                 "WORKING INTEREST ASSIGNMENT" means the assignment of the Asset in a form reasonably satisfactory to Buyer and in accordance with this Agreement.

         1.2 All references to clauses, recitals and schedules are, unless otherwise expressly stated, references to clauses of, and recitals and schedules to, this Agreement.

         1.3 The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

         1.4 Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

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         1.5     Unless the context otherwise requires, reference to the
                 singular shall include a reference to the plural and vice-versa; and reference to any gender shall include a reference to all other genders.

         1.6 The schedules attached hereto form part of this Agreement. In the event of any conflict between the provisions of this Agreement and the schedules hereto, the provisions of this Agreement shall prevail.

         1.7 Documents "in the Agreed Terms" shall mean documents in the form agreed between the Parties and initialled by the Parties for identification.

2.       TRANSFER OF THE ASSET

         2.1 Subject as provided in Clause 3, the Seller as legal and beneficial owner of the Asset hereby agrees for the consideration provided for herein to transfer to the Buyer at Completion and the Buyer hereby agrees to accept at Completion the Asset free from all Encumbrances, rights of pre-emption, royalty interests, production payments, carried interests, deferred obligations or any other third party rights or security interests whatsoever (except as specified in the Licence or in the Joint Operating Agreement).

         2.2 On Completion, the transfer referred to in Clause 2.1 above shall, as between the Parties, be deemed for all purposes to be made with effect from the Effective Date.

3.       CONDITIONS OF COMPLETION

         3.1     Completion is conditioned on:

                 3.1.1 the receipt of all necessary written consents and approvals of the Secretary of State;

                 3.1.2 the receipt of any necessary written consents and approvals of each of the Co-Venturers;

                 3.1.3 the receipt of the confirmation by Buyer from each of the Co-Venturers that the Further Documents are in a form and content satisfactory to each of them and will be executed by each of them without further material amendment;

                 3.1.4 the Buyer having made the visit to the Production Facilities referred to in Clause 5.4 and having given no notice to Seller, within 48 hours from the return of its representatives to the U.K.

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                            mainland that, in its reasonable opinion, the
                            Production Facilities have not been designed, fabricated, installed or managed in a good, workmanlike fashion, or are not in conformance with industry standards in the U.K. North Sea;

         3.2     Completion is also conditioned on:

                 3.2.1 there not occurring before Completion (a) any casualty, losses or damages (including in either case, without limitation, curtailment or loss of production), (b) any mechanical failure or breakdown of equipment or (c) any event in relation to the Asset which gives or may give rise to environmental or pollution liability, and any of (a), (b) or (c), individually or in the aggregate, having or being reasonably expected to have an after-tax impact on Buyer of a monetary value exceeding U.S. $20,000,000; provided that if any of the same shall occur the Buyer shall have the option to terminate this Agreement and, subject to Clause 18.2 and 18.3, upon said termination no Party shall have any liability except for a breach of this Agreement committed before such termination.

         3.3 Seller shall use all reasonable endeavours to procure, with prompt dispatch, the satisfaction of the conditions set out in Clause 3.1 and give the appropriate notices of transfer in the Agreed Terms to the Co-Venturers within five (5) Business Days of the execution of this Agreement and shall keep the Buyer informed of progress.

4.       CONSIDERATION AND OTHER PAYMENTS

         4.1     Consideration

                 The consideration for the transfer of the Asset to the Buyer shall be Two Hundred Seventy Million ($270,000,000.00) U.S. dollars, exclusive of Value Added Tax ("VAT").

         4.2     Other Payments

                 The Buyer shall pay to Seller, or Seller shall pay to the Buyer (as the case may be) such further sums as may be payable pursuant to Clauses 4.3, 4.4, 4.5, 8.3, 9.1, 10.8, 10.9, 11.1
                 and 11.2. Subject to Clause 4.4.4, any

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                 sums that may become payable pursuant to Clause 4.4 shall be an adjustment to the consideration and shall be added to or subtracted from the relevant balance of the asset allocation pursuant to Clause 8.1.

         4.3     Working Capital

                 4.3.1 The Buyer shall pay to Seller or Seller shall pay to the Buyer (as the case may be) a sum to reflect the monetary value of the working capital attributable to the Asset as set forth in Schedule 4. The said sum shall be set out in a statement to be prepared and given by Seller to the Buyer within sixty (60) days after the Completion Date. Such statement shall be a statement of working capital and a statement of adjustments made pursuant to Schedule 4.

                 4.3.2 Working capital balances used for the purposes of the statement referred to in Clause 4.3.1 shall be taken from the individual accounts, statements and records as of June 30, 1995. A copy of the individual accounts, statements and records shall be provided by Seller to the Buyer with such statement. Verification (including the right of audit) of the aforesaid statement shall be carried out within sixty (60) days of receipt of such statement, and subject to the provisions of Clause 4.3.3, settlement of the sum detailed in the statement, as varied by any adjustment agreed between Seller and Buyer, shall be made within the said sixty (60) day period.

                 4.3.3 In the event that Seller and Buyer cannot agree upon any matter to which the statement referred to in Clause 4.3 relates, the undisputed amount shall be paid and the disputed amounts shall be referred for resolution to an independent chartered accountant appointed by Seller and Buyer or in the event of Seller and Buyer differing as to such appointment by the President for the time being of the Institute of Chartered Accountants of England and Wales. The accountant shall be afforded such access to books, records, accounts and documents in the possession of each of the Parties as he may reasonably request. For the purposes of this Agreement, the accountant so appointed shall be deemed to be acting as an expert and not as an arbitrator, and the decision of the accountant so appointed shall, in the absence of manifest error, be final and binding on Seller and Buyer and


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         settlement of any outstanding amount shall be made within (5) Business
         Days of such decision. The costs of the accountant shall be borne equally by Seller and Buyer.

                 4.3.4 The Buyer shall pay to Seller or Seller shall pay to the Buyer (as the case may be) interest on such further sums as may be payable from the date such sums are due to be paid to the date the sums are actually paid (both dates inclusive) at a rate per annum equal to one (1) percentage point above the Reference Interest Rate calculated on a daily basis using simple interest.

         4.4     Interim Period Adjustment

                 4.4.1 Buyer shall pay Seller the amount of all obligations and liabilities pertaining to the Asset and Licence paid by Seller in respect of the Interim Period.

                 4.4.2 Seller shall pay to the Buyer the amount of all receipts pertaining to the Asset and Licence received by Seller in respect of the Interim Period.

                 4.4.3 For the purposes of this Clause, obligations and liabilities will include, inter alia, cash calls for operating costs and receipts will include, inter alia, actual proceeds from the sale of Petroleum produced after the Effective Date. The Buyer will refund an amount equal to the Petroleum Revenue Tax ("PRT") and Corporation Tax ("CT") at the assumed rate of twenty-eight percent (28%) incurred by the Seller relating to the Asset for the period between the Effective Date and the Completion Date. For purposes of clarity, the PRT incurred by the Seller will be that amount of PRT actually paid or accrued by the Seller and CT incurred by the Seller will be a notional calculation based on the assumed rate of twenty-eight percent (28%) times receipts less revenue expenditures and PRT paid or accrued but with no capital allowances on any capital expenditure during the Interim Period.

                 4.4.4 If the Seller does not incur liability to PRT and CT relating to the Asset for the period between the Effective Date and the Completion Date, which situation shall arise if the Inland Revenue accepts the Effective Date as the date of transfer

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         for tax purposes, then the sums repaid by the Buyer to the Seller and by the Seller to the Buyer pursuant to the foregoing provisions of this Clause 4.4 shall be deemed to have been incurred or received (as the case may be) directly by the Buyer as if the transfer of the Asset had taken place on the Effective Date for tax purposes. The Buyer may, at its own costs and expense with such assistance from the Seller as Buyer may reasonably request, seek to obtain the consent of the Inland Revenue to accept the Effective Date as the date of transfer for tax purposes and if such consent is obtained, the Seller agrees to file its PRT and CT returns accordingly and notwithstanding Clause 4.2 any sums that become payable pursuant to this Clause 4.4 shall not be an adjustment to the consideration.

                 4.4.5 The amounts set out above shall be set out in a statement to be prepared and given by Seller to the Buyer within sixty (60) days after Completion. Verification, including the right of audit of said statement, shall be carried out within sixty (60) days of receipt of such statement and subject to the provisions of Clause 4.4.6, settlement of the amounts detailed in the statement as varied by any adjustment agreed between Seller and Buyer shall be made within the said sixty (60) day period.

                 4.4.6 In the event that Seller and the Buyer cannot agree upon any matter to which the statement referred to in Clause 4.4.5 relates, the undisputed amounts shall be paid and the disputed amounts shall be referred for resolution to an independent chartered accountant appointed by Seller and Buyer or, in the event of Seller or Buyer differing as to such appointment, by the President for the time being of the Institute of Chartered Accountants of England and Wales. The accountant shall be afforded such access to books, records, accounts and documents in the possession of each of the Parties as he may reasonably request. For the purposes of this Agreement, the accountant so appointed shall be deemed to be acting as an expert and not as an arbitrator, and the decision of the accountant so appointed shall, in the absence of manifest error, be final and binding on Seller and the Buyer and settlement of


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                            any outstanding amount shall be made within five (5)
                            business days of such decision. The costs of the accountant shall be borne equally by Seller and the Buyer.

         4.5     INTEREST

                 4.5.1 In the event that Completion occurs after the Effective Date, the consideration shall be treated as having become due on the Effective Date and the Buyer shall pay to the Seller on the Completion Date, in addition to the consideration, interest on the consideration at a rate per annum equal to the Reference Interest Rate calculated on a daily basis using simple interest for the number of days elapsed between the Effective Date and the day immediately preceding the Completion Date (both dates inclusive).

                 4.5.2 Interest shall be paid on any payments due under Clause 4.4.1 and Clause 4.4.2 at a rate per annum equal to the Reference Interest Rate calculated on a daily basis using simple interest for the number of days elapsed between the time receipts are received and payments are made in accordance with Clause
                            4.4.1 and Clause 4.4.2.

         4.6 Any and all amounts to be paid pursuant to this Agreement shall be paid in same day funds to the Seller's account as the Seller shall nominate in writing if owed to the Seller, or if owed to the Buyer in same day funds to such bank account as the Buyer shall nominate in writing.

5.       CONDUCT OF OPERATIONS PRIOR TO THE COMPLETION DATE

         5.1 Subject to any obligations of confidentiality by which Seller is bound, Seller shall in respect of the Asset from the date of this Agreement to Completion Date:

                 5.1.1 provide Buyer with copies of all notices and other information provided by or to Seller under the Joint Operating Agreement as the same become available;

                 5.1.2 provide to Buyer (and its authorized employees, agents and professional advisers) access to all such technical, legal and financial information in the possession of Seller which is or has been made available to Co-Venturers relating to the Asset as Buyer may from time to time reasonably require;

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                 5.1.3      not without prior written consent of Buyer (not to
                            be unreasonably withheld) agree to amend the Licence, (or to execute a new joint operating Agreement in respect of the Licence) any of the Asset Documents or any other project documents;

                 5.1.4 keep the Buyer informed of and consult with the Buyer with regard to the marketing of Petroleum and on all material proposals affecting the Asset and, prior to any operating committee meeting or any material decision relating to the Asset, consult with the Buyer and (in each case) act or vote in accordance with the instructions of the Buyer provided that in the opinion of the Seller, exercised in good faith, the interests of the Seller are not thereby materially prejudiced;

                 5.1.5 continue to meet all expenditures, receive all income, perform all obligations relating to the Asset and generally conduct all business in relation to the Asset in a proper and workmanlike manner and exercise its voting power to ensure that the Asset is well maintained and fully safeguarded;

                 5.1.6 wherever practicable consult with Buyer and give due consideration to the view of Buyer before exercising its voting rights in connection with any matter or proposal to be voted upon by the operating committee established under the Joint Operating Agreement; and

                 5.1.7 not sell, charge, transfer, assign, encumber in any manner whatsoever the Asset or purport to seek to do any of the same.

         5.2 Without prejudice to the foregoing, Seller shall (subject to any confidentiality obligations by which it is bound) ensure that pending Completion Buyer is kept fully informed of developments relating to the Asset including but not limited to:

                 (a)        the making of any cash calls;

                 (b)        the adoption or proposal of any budget; and

                 (c) the receipt of any significant geological or other data.

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         5.3.    Nothing hereunder shall require Seller to consult or obtain the consent of Buyer in respect of actions taken by the Operator in cases of emergency under the Joint Operating Agreement.

         5.4 Between the date of this Agreement and Completion Date, the Buyer shall have the right to visit the Production Facilities, either by itself or, if the Operator refuses consent for such visit, through Buyer's selected representatives with Seller.

6.       COMPLETION

         6.1 Completion shall, subject to the provisions of Clauses 3.2 and 18, take place as soon as possible (but in no event prior to July 1, 1995) within five (5) business days after the conditions in 3.1 have been satisfied at such location outside the territory of the U.K. and at such time as is mutually agreed by the Parties, when all of the following shall occur:

                 6.1.1 the Buyer shall pay to Seller by wire transfer in United States dollars the consideration set out in Clause 4.1 of this Agreement together with any sums payable in accordance with Clause 4.5.1;

                 6.1.2      Buyer shall deliver to Seller:

                            a copy, certified as a true copy and in full force and effect by a director and the secretary or an assistant secretary of the Buyer of a resolution of the Board of Directors of the Buyer approving the acquisition of the Asset, on the terms of this Agreement, by the Buyer, and authorizing the execution on behalf of the Buyer of all the Further Documents and all other documents contemplated hereby;

                 6.1.3      Seller shall deliver to Buyer:

                            (a) a copy, certified as a true copy and in full force and effect by a director and the secretary or an assistant secretary of the Seller, of a resolution of the Board of Directors of the Seller approving the disposal of the Asset, on the terms of this Agreement, by the Seller, and authorizing the execution by the Seller of the Further Documents and all other documents contemplated hereby; and

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                            (b)   the Further Documents (other than the Working
                                  Interest Assignment) duly executed by the Seller and, as appropriate, by all of the Co-Venturers; and

                            (c) signed originals of the Asset Documents or copies thereof.

                 6.1.4 The Parties shall execute the Working Interest Assignment and comply with its terms.

                 6.1.5 The Parties shall execute all such other documents and do all acts and things as may be reasonably required in order to effect the transfer of the Asset to the Buyer and otherwise carry out the true intent of this Agreement.

         6.2 Seller will deliver to Buyer the Data and copies of the Data Room Documents and such other documentation relevant to the Asset as Buyer may reasonably request as soon as practicable after the Completion Date.

         6.3 Without prejudice to the provisions of Clause 6.1.5 the Parties agree, notwithstanding Completion, to execute and deliver to each other all such additional instruments and to do all such further acts and things as may reasonably be required, or as may be reasonably requested by any Party, to fully vest in, and assure each Party of, all rights, powers and privileges intended to be granted to or conferred upon the Parties under or pursuant to this Agreement and to otherwise give effect to the transactions contemplated under this Agreement.

7.       REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

         7.1 Subject to the provisions of Clause 7.3, Seller hereby represents and warrants to Buyer in the terms set out in
                 Schedule 2 and such representations and warranties shall be deemed to be repeated immediately prior to Completion on the basis that all references to "the date hereof" shall be deemed to refer to the Completion Date.

         7.2 Buyer hereby represents and warrants to the Seller in the terms set out in Schedule 3 and such representations and warranties shall be deemed to be repeated immediately prior to Completion on the basis that all references to "the date hereof" shall be deemed to refer to the Completion Date.

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         7.3     Except with regard to the warranties 1, 2, 3 and 21 in Schedule
                 2, the Buyer shall not be entitled to claim that any fact or matter constitutes a breach of the representations and warranties set out in Schedule 2 hereto to the extent that such fact or matter is fairly disclosed in the Data Room Documents relating to the Asset.

         7.4 Seller shall ensure that the representations and warranties referred to in Clause 7.1 are true and accurate on the Completion Date but if notwithstanding such efforts any matter or thing occurs of which Seller is aware and which would be inconsistent with any of such representations and warranties on the Completion Date Seller shall promptly notify Buyer thereof.

         7.5 In the event of any matter or thing materially inconsistent with any of the representations or warranties given by Seller in or pursuant to this Agreement being notified by Seller to Buyer prior to Completion (or Buyer otherwise becoming aware of such matter or thing) and such matter or thing continuing to be materially inconsistent at the date agreed for Completion, Buyer shall not be bound to complete the acquisition of the Asset and Buyer may by notice in writing to Seller prior to Completion rescind this Agreement. Such right of rescission shall be Buyer's only remedy, and there shall be no liability on the part of Buyer or Seller with respect to such matters or things whether or not this Agreement is rescinded.

         7.6 The maximum aggregate liability of Buyer or Seller as the case may be, for all claims for breach of any representation or warranty under Clauses 7.1 or 7.2 arising after Completion shall in no event exceed the aggregate of the amount of consideration, interest (if any) paid thereon, and any amounts paid by Buyer pursuant to Clause 4.2.

         7.7 If Buyer receives any claim or becomes aware of any fact which may result in Buyer having a claim against Seller under this Clause, Buyer shall promptly notify Seller thereof in writing and Seller shall be entitled to require Buyer to take any reasonable action it may request to resist such claim and Buyer will give Seller all co-operation, access and assistance for the purposes of considering such claim as they may reasonably require; provided always that Buyer is indemnified to its reasonable satisfaction by Seller against all claims, costs, expenses, damages or losses which may thereby be incurred.

         7.8 Where any statement in Schedule 2 is qualified by the expression "so far as Seller is aware" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

         7.9 The Seller acknowledges that the Buyer has entered into this Agreement in reliance upon the warranties and has been induced by the warranties to enter into this Agreement.

         7.10 The benefit of the warranties may be assigned in whole or in part to any assignee of the Purchaser permitted in accordance with Clause 17.

         7.11 No claim may be made by either Party for a breach of any representation or warranty made by Seller or Buyer, in the case of a claim relating to taxes following the seventh anniversary of the Completion Date and in the case of any other claim following the second anniversary of the Completion Date, and no liability shall attach to Seller or Buyer, as the case may be, in respect of any such claim until the aggregate amount of all such claims against Seller or Buyer, as the case may be, exceeds one million (1,000,000 pounds sterling) U.K. pounds sterling in which event Buyer or Seller, as the case may be, shall be liable for the whole of such amount and not merely the excess.

         7.12 Any claim for breach of warranty under Schedule 2, including but not limited to lost production or loss of profits shall be limited in any recovery to the economic impact on Buyer based on Buyer's economic assumptions used to develop the consideration paid for the Asset.

8.       TAXATION

         8.1     Seller and Buyer acknowledge that:

                 (a) the consideration represents expenditure incurred by Buyer in acquiring plant and machinery relating to the Asset to the extent of the amount of the Seller's gross expenditure incurred with respect to the Asset in acquiring plant and machinery less any relevant disposal proceeds up to but not including the Completion Date, and the remainder of the consideration relates to the balance of the Asset including the Licence. Seller covenants that it will treat the said allocated expenditures on plant and machinery as disposal proceeds for the purposes of Section 24(6) Capital Allowance Act 1990, and Buyer covenants that it will treat such amount as capital expenditure incurred for the purposes of the Capital Allowance Act 1990, and the Seller will provide details of such amount to the Buyer as soon as reasonably practicable after Completion.

                 (b) subject to Clause 4.4.4 any sums that may become payable pursuant to Clause 4.4 and shall be added to or subtracted from the balance of the Asset;

                 (c) no part of the consideration or other payments pursuant to Clause 4.2 whether or not attributed to the balance of the Asset, shall be treated as a reimbursement of expenditure which the Seller has incurred whether comprising intangible drilling expenditure or otherwise; and

                 (d) they will each present their returns for tax purposes on the basis stated above and that they will use all reasonable endeavors to agree with the Oil Taxation Office the figures so presented.

         8.2 The Seller shall prepare and the Seller and the Buyer shall deliver to the Board of Inland Revenue in a timely fashion a notice in accordance with paragraph 3 of Schedule 17 to the Finance Act 1980 and shall not make an application under paragraph 4 of the said Schedule for the provisions of Parts II and III of the said Schedule not to apply to the transfer of the Asset.

         8.3 Buyer confirms that it is registered for VAT in the UK and that it intends to use the assets acquired for its own trade of exploration/exploitation. Seller and Buyer confirm that neither of them has elected to waive exemption under section 51 and paragraphs 2-4 Schedule 10 Value Added Tax Act 1994 in relation to the Asset and they each intend that the sale shall be treated as a transfer of part of the business of the Seller as a going concern within the terms of Section 49 of the Value Added Tax Act 1994 and of Article 5 Value Added Tax (Special Provisions) Order 1992, hereinafter referred to as "Article 5".

                 In the event that Seller is advised in writing by H.M. Customs and Excise that the transaction is subject to VAT and if called upon to do so by Seller, Buyer agrees to pay to Seller, on presentation of a valid VAT invoice, any amounts due in respect of VAT relating to this transaction set out in such invoice and within thirty (30) days of demand.

         8.4     It is agreed that:

                 (a) the Seller shall cooperate with any reasonable request by the Buyer who may, at its own cost and expense, send to HM Customs & Excise a letter seeking a ruling as to whether the sale of the Asset is to be treated as a transfer of part of the business of the Seller as a going concern and the Seller will assist the Buyer with all reasonable endeavours to obtain such a ruling as soon as reasonably practicable;

                 (b) if the sale is to be so treated the Seller shall send to HM Customs & Excise a letter seeking confirmation that Seller be permitted to keep and preserve the records for the period prior to the date of Completion referred to in Section 49 of the Value Added Tax Act 1994 relating to the Asset and if such confirmation is not given, the Seller shall transfer to the Buyer all such records as relate to the Asset;

                 (c) if HM Customs & Excise state in writing that the sale of the Asset does not fall within the provisions of Article 5 the Seller shall cooperate with any reasonable request by the Buyer who may, at its own cost and expense, seek a ruling from HM Customs & Excise that the sale is outside the scope of VAT being a supply of services in relation to land situated outside the UK and that no VAT will become due on this transaction;

                 (d) if HM Customs & Excise state in writing that the sale of the Asset is taxable, the Seller shall cooperate with any reasonable request by the Buyer who may, at its own cost and expense, promptly take all steps to dispute such statement. In the event that it is subsequently held or decided that no VAT is payable in respect of the sale of the Asset and the Seller receives any repayment or credit in respect of an amount which had been paid by the Buyer as VAT to the Seller, the Seller shall promptly reimburse such amount to the Buyer; and

                 (e) the Seller and Buyer shall copy each to the other all relevant correspondence between either of them and HM Customs and Excise.

9.       AUDIT CLAIMS

         9.1 Notwithstanding any other provision of this Agreement, in the event that any audit in respect of any period prior to the Effective Date is made under the Joint Operating Agreement prior to the third anniversary of Completion or any request is made for an adjustment to any joint account relating to the Asset under the Joint Operating Agreement the Buyer shall, subject to it being reimbursed for all its reasonable expenses in so doing, give the Seller access to the results of such audit or request to the extent that they relate to periods prior to the Effective Date; and (a) to the extent that any payment in respect thereof is made by the Operator such payment shall be made to Seller and (b) to the extent that any payment is required to be made in respect thereof to the Operator, such payment shall be made by Seller to Buyer.

         9.2 To the extent that the Seller shall have any information, records or data in respect of the Asset or the Asset Documents for periods prior to the Effective Date that it has not made available to the Buyer on or after Completion and/or to the extent that the Buyer shall request the assistance of the Seller in the interpretation and construction of the same and for any information, records or data that have been delivered to it by the Seller hereunder, the Seller shall, subject to it being reimbursed for all its reasonable expenses in so doing, make the same available to the Buyer promptly after receipt of said request.

10.      INSURANCE

         10.1 Neither Buyer nor Seller shall be obligated to arrange for insurance coverage on the Asset protecting the other party for any loss, damage, liability or expense for which such party may have responsibility under this Agreement, except as may be provided in Clauses 10.4, 10.5, 10.6 and 10.7 herein. Both Buyer and Seller shall be free to arrange such insurance coverage on the Asset protecting their respective interests as each may deem advisable for their own account and at their own expense and shall cooperate with each other to ensure, as far as practicable, that the insurance coverage held by either party is appropriately coordinated and does not conflict.

         10.2 Upon execution of this Agreement, Seller shall furnish all such information as Buyer may reasonably request in order to enable Buyer to arrange for its own insurance coverage during and after the Interim Period, including information in respect of Seller's insurance coverage on the Asset.

         10.3 Seller shall use reasonable efforts to ensure its policies providing insurance coverage on the Asset are endorsed such that the underwriters and/or insurers thereof shall have no right of contribution from the Buyer's insurance, and Buyer shall use reasonable efforts to ensure its policies providing insurance coverage on the Asset are endorsed such that the underwriters and/or insurers thereof shall have no right of contribution from the Seller's insurance.

         10.4 During the Interim Period, Seller shall maintain or obtain or cause to be obtained in respect of the Asset all such insurance coverage as may be necessary to comply with applicable laws, rules and regulations and as may be required by any Asset Document. Buyer shall be named as an additional insured and loss payee on all such insurance wherever possible.

         10.5 At the request of the Buyer, Seller shall, as soon as reasonably practicable following such request, have Buyer joined wherever possible on any insurance policy effected by the Seller in respect of the Asset, other than any business interruption insurance effected by the Seller, as an additional assured and loss payee during the Interim Period, in respect of Buyer's rights and interest under this Agreement. Seller shall provide certification or other documentation evidencing that the Buyer has been included as an additional insured and loss payee as soon as reasonably practicable.

         10.6 In respect of the Gard Protection and Indemnity Entry on the Floating Storage Unit and the CRISTAL Entry on the shuttle tanker(s), Seller and Buyer shall endeavour as soon as reasonably practicable, at the request of Buyer, to have the Buyer protected thereunder.

         10.7 In respect of any Operator arranged insurance in respect of the Asset, Seller and Buyer shall endeavor to have the Buyer protected thereunder.

         10.8 In respect of the insurance coverage which may be afforded to the Buyer pursuant to the terms of Clauses 10.4, 10.5, 10.6, and 10.7, at the Completion Date or on the 10th Business Day after their receipt by Seller (whichever occurs later), Seller shall pay to Buyer the sum of any proceeds of such insurance coverage received against loss or damage suffered or liability or expense incurred in relation to the Asset during the Interim

                 Period, less any amount which has been applied (or represents sums which have been applied)

                 10.8.1 in rectifying or remedying such loss or damage or meeting such liability or expense; and

                 10.8.2 in reimbursing Seller for expenditure incurred prior to the Effective Date for rectifying or remedying such loss or damage or meeting such liability of expense.

                 Seller shall use reasonable endeavours to pursue (or assist and cooperate with Buyer to pursue, if Buyer is able to do so in its own name) any claim against insurers for loss or damage, liability or expense relating to the Asset suffered during the Interim Period. If the insurers dispute or resist any claim Seller shall promptly notify Buyer who shall be entitled to require Seller to pursue (or assist and cooperate with Buyer to pursue, if Buyer is able to do so in its own name) the claim provided that it shall indemnify Seller against any reasonable and verifiable costs and expenses Seller may thereby incur in pursuing such claim.

         10.9 In respect of the insurance coverage which may be afforded to the Buyer pursuant to the terms of Clauses 10.4, 10.5, 10.6, and 10.7, Buyer shall pay to Seller the insurance premiums relative to such insurance during the Interim Period, at the time of the interim period adjustment as provided in Clause
                 4.4. Any premiums due to Seller hereunder shall not exceed reasonable commercial market rates.

11.      INDEMNITY

         11.1 Seller shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Asset which accrue or relate to any period before the Effective Date. Seller shall reimburse and indemnify Buyer against any such costs, charges, expenses, liabilities and obligations which are paid by Buyer and have not been reimbursed to Buyer pursuant to the other provisions of this Agreement, including Clauses 4.3 and 4.4.

         11.2 Buyer shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Asset which accrue or relate to any period on and after the Effective Date. Buyer shall reimburse and indemnify Seller against any such costs, charges, expenses, liabilities and obligations which are paid by Seller and have not been reimbursed to Seller pursuant to the other provisions of this Agreement, including Clauses 4.3 and 4.4. Without prejudice to the generality of the foregoing Buyer shall indemnify and hold Seller harmless against any costs, charges, expenses, liabilities and obligations incurred in abandoning any field property (including but not limited to wells) or facilities acquired pursuant to this Agreement or held or brought into being with respect to the Asset to the extent that such costs, charges, expenses, liabilities and obligations are attributable to the Asset and accrue and relate to any period on or after the Effective Date.

         11.3 Notwithstanding any other provision of this Agreement Seller shall not under any circumstances be liable to Buyer and Buyer shall not under any circumstances be liable to Seller under, arising out of or in any way connected with this Agreement or the Further Documents for any punitive loss or damages however imposed.

         11.4 No claim may be made by either Party under Clause 11.1 or 11.2 by the Buyer or Seller as the case may be, until the aggregate amount of all such claims against Seller or Buyer, as the case may be, exceeds Fifty Thousand (pound sterling 50,000) U.K. pounds sterling, in which event Buyer or Seller, as the case may be, shall be liable for the whole of such amount and not merely the excess.

12.      ANNOUNCEMENTS

         12.1 Any Party shall be entitled to make a public announcement or statement regarding the Asset except that the prior approval of all other Parties shall be required where such announcement or statement relates to:

                 a. the negotiation and/or execution of this Agreement or the Further Documents or Completion;

                 b. subject to Clause 15 hereof, the terms of this Agreement.

         12.2 Each party shall submit any proposed releases referred to in Clause 12(a) and 12(b) above to the other for comment and will give due consideration to any comments received.

         12.3 Nothwithstanding the foregoing, neither Party shall be precluded from making any public announcement or release regarding the Asset or the transaction hereunder if the same is required by applicable law, the U.S. Securities and Exchange Commission or any recognized stock exchange on which the shares of the Parties or their respective Affiliates are traded.

13.      NOTICES

         13.1 Any notice pursuant to this Agreement may be given by telex, facsimile transmission or letter to the Party to be served at the address stated in Clause 13.3 or such other address as may be given for the purposes of this Agreement by written notice to the other Parties.

         13.2 A notice given by telex or facsimile transmission shall be deemed to be served on the first Business Day following the date of dispatch, but a notice sent by post or delivered personally shall not be deemed to be delivered until received.

         13.3    The respective addresses for service are:

                            Seller:        Oryx U.K. Energy Company
                                           Charter Place, Vine Street, Uxbridge,
                                           Middlesex, England UB8 1EZ
                                           Facsimile No.:  01 895-270-208

                                           With copy to:

                                           Oryx Energy Company
                                           13155 Noel Road
                                           Dallas, Texas 75240-5067
                                           Attention: Director Commercial
                                                      Transactions

                            Buyer:         Union Texas Petroleum Limited
                                           Bowater House, 5th Floor
                                           68/114 Knightsbridge
                                           London, SW1X 7LR
                                           Facsimile: 01-44-171-584-7785
                                           Attention:  Ms. Carol Boyd

                                           With copy to:

                                           Union Texas Petroleum Holdings, Inc.
                                           1330 Post Oak Blvd.
                                           Houston, Texas 77056
                                           Facsimile: (713) 968-2725
                                           Attention:  General Counsel

14.      COSTS AND EXPENSES

         14.1 The Parties shall each pay their own costs and expenses in relation to the preparation and execution of this Agreement and the documents contemplated hereby or executed pursuant hereto.

         14.2 Buyer shall be responsible for payment in a timely fashion of any and all United Kingdom stamp duties and any other charges payable on or in respect of this Agreement, the Further Documents and all transfers and/or documents contemplated hereby or executed pursuant hereto.

15.      CONFIDENTIALITY

         The terms of this Agreement shall be held confidential by the Parties and shall not be divulged in any way to any third party by either Party provided that either Party may, without such approval, disclose such terms to:

         15.1 any outside professional consultants, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants; or

         15.2 any bank or financial institution from whom such Party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution; or

         15.3 the extent required by any applicable laws, the Licence, or the requirements of any recognized stock exchange in compliance with its rules and regulations; or

         15.4    any government agency lawfully requesting such information; or

         15.5 any court of competent jurisdiction acting in pursuance of its powers; or

         15.6 any Affiliate upon obtaining a similar undertaking of confidentiality.

16.      VARIANCE

         The terms and conditions of this Agreement shall only be varied by an agreement in writing signed by each of the Parties and specifically referring to this Agreement.

17.      ASSIGNMENT

         None of the rights, liabilities or obligations of either of the Parties under this Agreement are assignable except with the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that Buyer shall be free to assign its rights under this Agreement to any Affiliate but only on terms that all such rights should ipso facto lapse if for any reason whatsoever any such assignee ceases to be an Affiliate unless said Assignee shall, before ceasing to be an Affiliate, reassign said rights to Buyer.

18.      TERMINATION

         18.1 Subject to Clause 18.2, this Agreement shall terminate if Completion does not occur due to failure to fulfill the conditions set out in Clause 3.1 on or before 30 November 1995. Upon such termination, no Party shall have any liability hereunder except for a breach of this Agreement committed before such termination.

         18.2 Notwithstanding termination of this Agreement pursuant to Clause 18.1, the provisions of Clause 15 shall continue to apply for a period of two years from the date hereof.

         18.3 Termination of this Agreement pursuant to Clause 18.1 shall be without cost to any Party except where a Party has failed to use all reasonable endeavours to effect Completion in accordance with its obligations hereunder in which event the other Party shall be entitled to all costs and expenses reasonably incurred in seeking to effect such Completion in accordance with the provisions hereof.

19.      GENERAL

         19.1 This Agreement constitutes the entire agreement between the Parties and supersedes all warranties and representations previously made and all previous agreements, arrangements or understandings between the Parties relating to the matters contained herein whether oral or in writing made or dated prior to the date hereof. Buyer hereby confirms to Seller that they have not relied on any representation save those referred to in this Agreement.

         19.2 No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing. Further, any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

         19.3    Time shall be of the essence of this Agreement.

         19.4 This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

20.      GOVERNING LAW JURISDICTION

         The construction, validity and performance of this Agreement shall be governed by English Law and the Parties hereby submit to the jurisdiction of the High Court in London.

21.      COUNTERPARTS

         This Agreement may be executed in counterparts by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their duly authorized signatories to execute and deliver this Agreement on the day and year first above written.

UNION TEXAS PETROLEUM LIMITED     )
                                  )
By:/s/ W.M. Krips                 )
   ---------------------------    )
                                  )
Name:  W.M. Krips                 )
     -------------------------    )
                                  )
Title: Director                   )
       -----------------------    )
                                  )
in the presence of:               )
   /s/ Luis H. Derrota            )
   ---------------------------    )
                                  )
Name:  Luis H. Derrota            )
     -------------------------    )


ORYX U.K. ENERGY COMPANY          )
                                  )
By:/s/ Andrew B. Derman           )
   ---------------------------    )
                                  )
Name:   Andrew B. Derman          )
     -------------------------    )
                                  )
Title:  Authorized Signatory      )
      ------------------------    )
                                  )
in the presence of:               )
   /s/  William C. Lemmer         )
  ----------------------------    )
                                  )
Name: William C. Lemmer           )
      ------------------------    )
                                                                            -25-

                                  SCHEDULES

The following schedules to the Sale and Purchase Agreement have been omitted, but will be furnished upon request:

Schedule 1:  List of Asset Documents
- ----------
Schedule 2:  Representations and Warranties of the Seller
- ----------
Schedule 3:  Representations and Warranties of the Buyer
- ----------
Schedule 4:  Working Capital
- ----------
Schedule 5:  Description of Alba Field Platform and Floating Storage Unit
- ----------
Schedule 6:  List of Data Room Documents
- ----------
Schedule 7:  List of Further Documents
- ----------